Exhibit 10.2

Deutsche Bank

Deutsche Bank AG, London Branch

Winchester house

1 Great Winchester St,

London EC2N 2DB

Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Telephone: 212-250-2500

February 10, 2015

To: Wright Medical Group, Inc.

1023 Cherry Road

Memphis, TN 38117

Attention: James A. Lightman | Sr. Vice President, General Counsel and Secretary

Telephone No.: (901) 867-4743

Facsimile No.: (901) 867-4398

Internal Reference: 620278

Re:	Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Deutsche Bank AG, London Branch (“Dealer”) , with Deutsche Bank Securities Inc. acting as agent,” (“Agent”) and Wright Medical Group, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements with respect to the Transaction and serve as the final documentation for the Transaction.

Chairman of the Supervisory Board: Dr. Paul Achleitner.

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and by the Prudential Regulation Authority and subject to limited regulation by the Prudential Regulation Authority and Financial Conduct Authority. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Details about the extent of our authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority are available on request or from https://www.db.com/en/content/eu_disclosures_uk.htm.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated February 9, 2015 (the “Offering Memorandum”) relating to the 2.00% Cash Convertible Senior Notes due 2020 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 550,000,000.00 (as increased by an aggregate principal amount of USD 82,500,000.00 pursuant to the exercise by the Initial Purchasers (as defined herein) of their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated February 13, 2015 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT TO DEALER IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY

SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

1.	This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, and (ii) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered into between the parties from time to time. In the event of any inconsistency between this Confirmation and the Agreement, this Confirmation shall govern.

2.	The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	February 10, 2015

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “WMGI”).

Number of Options:	82,500. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50.00%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 32.3939.

Strike Price:	USD 30.8700

Premium:	USD 9,446,250.00

Premium Payment Date:	February 13, 2015

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.03 and Section 14.04(h) of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.08 of the Indenture.

Expiration Time:	The Valuation Time

Expiration Date:	February 15, 2020, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date in respect of which a Notice of Conversion that is effective as to

Counterparty has been delivered by the relevant converting Holder, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated February 9, 2015 between Dealer and Counterparty (the “Base Call Option Confirmation”) shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing, including by email, before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Options relating to Convertible Notes with a Conversion Date occurring on or after the 65th Scheduled Valid Day preceding February 15, 2020, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Options.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	Cash Settlement

Cash Settlement:	In lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date, the Option Cash Settlement Amount in respect of any Option exercised or deemed exercised hereunder. In no event will the Option Cash Settlement Amount be less than zero.

Option Cash Settlement Amount:	In respect of any Option exercised or deemed exercised, an amount in cash equal to (A) the sum of the products, for each Valid Day during the Settlement Averaging Period for such Option, of (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WMGI <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option:

(i) if the related Conversion Date occurs prior to the 65th Scheduled Valid Day immediately preceding the Expiration Date, the 60 consecutive Valid Days commencing on, and including, the second Valid Day following such Conversion Date; or

(ii) if the related Conversion Date occurs on or following the 65th Scheduled Valid Day immediately preceding the Expiration Date, the 60 consecutive Valid Days commencing on, and including, the 62nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the date cash is paid under the terms of the Indenture with respect to the conversion of the Convertible Note related to such Option.

Settlement Currency:	USD

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Issuer’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP” or “Daily Conversion Value” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty and/or Issuer pursuant to the fourth sentence of Section 14.04(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty and/or Issuer pursuant to the fourth sentence of Section 14.04(d) of the Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Notwithstanding the foregoing and “Consequence of Merger Events / Tender Offers” below, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty, Issuer or its board of directors, as applicable (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07(a) of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty; provided, further, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it in a commercially reasonable manner, after consultation with Counterparty, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Section 14.04(a), (b), (c), (d), (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Reorganization Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture; and provided further that consummation of the Permitted Tornier Merger Transaction (as defined in the Indenture) shall not constitute or be deemed to constitute a Tender Offer.

Consequence of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, and to the extent the Calculation Agent determines appropriate, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement, the definitions of “Exchange”, “Relevant Price”, “Settlement Averaging Period”, “Valid Day”, “Scheduled Valid Day”, “Market Disruption Event”, the number of Shares thresholds in Sections 9(b)(i) and 9(b)(ii) of this Confirmation and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is (x) at or prior to the Tornier Merger Transaction, not a corporation or a limited liability company that is treated, or, if disregarded for U.S. federal income tax purposes, its regarded owner is treated, as a “United States person” under Section 7701(a)(30) of the Internal Revenue Code or 1986, as amended (the “Code”), or (y) after the Tornier Merger Transaction, not a (1) Dutch public limited company, (2) corporation or limited liability company that is treated, or, if disregarded for U.S. federal income tax purposes, its regarded owner is treated, as a “United States person” under Section 7701(a)(30) of the Code (any such corporation or limited liability company being referred to hereinafter as a “U.S. Entity”) or (3) solely in the case of a Non-US Merger Transaction in respect of which Counterparty and Issuer have satisfied all of the requirements set forth in Sections 9(a) and 9(v) below, a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom), or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be a U.S. Entity or will not be the Issuer or a wholly-owned subsidiary of the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election, except that Cancellation and Payment will not apply if (1) such Merger Event constitutes the “Permitted Tornier Merger Transaction” (as defined in the Indenture), (2) Issuer following such Merger Event is a Dutch public limited company or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Netherlands and (3) Counterparty following such Merger Event is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that is a wholly-owned subsidiary of Issuer following such Merger Event.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that the Permitted Tornier Merger Transaction (as defined in the Indenture) shall not constitute and shall not be deemed to constitute a Nationalization, Insolvency or Delisting; provided further that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”;

and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner (it being understood that Hedging Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Determining Party:	For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner (it being understood that Determining Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Non-Reliance:	Applicable.

Agreements and Acknowledgements

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent. Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the immediately following paragraph.

In the case of any calculation, adjustment or determination by the Hedging Party, the Determining Party or the Calculation Agent, following any written request from Counterparty, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Counterparty a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that may be proprietary or confidential). If Counterparty promptly disputes such calculation, adjustment or determination in writing and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law, discuss the dispute with Counterparty in good faith.

5.	Account Details.

(a) Account for payments to Counterparty:

Bank: Bank of America
ABA#: 026 009 593
Acct No.: 003782153049
Acct Name:	Wright Medical Technology, Inc.
5677 Airline Road
Arlington, TN 38002

Wiring Instructions where Applicable:

Bank: Bank of America
ABA#: 064-000-020
Internal Acct No.: 003782153049
Beneficiary: Wright Medical Technology, Inc.

(b) Account for payments to Dealer:

To be provided by Dealer

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is London.

7.	Notices.

(a) Address for notices or communications to Counterparty:

Wright Medical Technology, Inc. | Legal
Attention: James A. Lightman | Sr. Vice President, General Counsel and Secretary
Telephone No.: (901) 867-4743
Facsimile No.: (901) 867-4398
Email: jim.lightman@wmt.com

With a copy to:

Ropes & Gray LLP
Attention: Isabel Dische, Esq. and Thomas Holden, Esq.
Telephone No: (212) 596-9000
Facsimile No: (212) 596-9090
Email: isabel.dische@ropesgray.com & thomas.holden@ropesgray.com

(b) Address for notices or communications to Dealer:

Deutsche Bank AG, London Branch c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:	Andrew Yaeger

Telephone:	(212) 250-2717
Email:	Andrew.Yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Attention:	Faiz Kahn
Telephone:	(212) 250-0668
Email:	Faiz.Kahn@db.com

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of February 9, 2015, between Counterparty and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Issuer or the Shares.

(g)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9.	Other Provisions.

(a)	Opinions. In connection with the entry into or consummation of any Non-US Merger Transaction (as defined below) (other than the Permitted Tornier Merger Transaction), Counterparty shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the date of such Non-US Merger Transaction, with respect to the matters set forth in Sections 8(a), 8(b) and 8(c) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”). “Non-US Merger Transaction” means any Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (y) the Issuer following such Merger Event, reincorporation of Issuer or corporate inversion of Issuer is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia.

(b)

Repurchase Notices. Counterparty shall, on any day on which Issuer effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 49,827,871 (in the case of the first such notice) or (ii) thereafter more than 1,183,002 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(q) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in Section 7701(a)(30) of the Code);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment;

and, for the avoidance of doubt, without limitation of any other provision hereof, the consummation of the Permitted Tornier Merger Transaction (as defined in the Indenture) shall not be deemed to be a transfer or assignment of the Company’s rights and obligations under the Transaction.

(ii)

Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer, or (B) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its good faith and commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty or Issuer, as applicable, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Ratings Decline. If at any time the long term, unsecured and unsubordinated indebtedness of Dealer is rated Ba1 or lower by Moody’s or BB+ or lower by

S&P (any such rating, a “Ratings Downgrade”), then Counterparty may, at any time following the occurrence and during the continuation of such Ratings Downgrade, provide written notice to Dealer specifying that it elects for this Section 9(f) to apply (a “Trigger Notice”). Upon receipt by Dealer of a Trigger Notice from Counterparty, Dealer shall promptly elect that either (i) the parties shall negotiate in good faith terms for collateral arrangements pursuant to which Dealer is required to provide collateral (including, but not limited to, equity or equity-linked securities issued by Counterparty or Issuer, as applicable) to Counterparty in respect of the Transaction with a value equal to the full mark-to-market exposure of Counterparty under the Transaction, as determined by Dealer in a good faith commercially reasonable manner, or (ii) an Additional Termination Event shall occur and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, and (B) the Transaction shall be the sole Affected Transaction.

(g)	Matters Related to Agent. The Agent is acting as Agent for Dealer. The Agent does not act as agent of Counterparty. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to Agent shall not relieve Dealer of such obligations. Agent’s performance to Counterparty of Dealer’s obligations hereunder shall relieve Dealer of such obligations to the extent of such performance. Any performance by Counterparty of its obligations (including notice obligations) through or by means of Agent’s agency for Dealer shall constitute good performance of Counterparty’s obligations hereunder to Dealer.

(h)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation if an event of default occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(i)	Amendments to the Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	Setoff. Obligations under the Transaction shall not be set off by either party against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. For the avoidance of doubt, in the event of bankruptcy or liquidation of either Counterparty or Dealer neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes (which representation is confirmed to Dealer in writing by Issuer, if other than Counterparty) the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d) (ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider, if commercially reasonable, the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the

Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall (or shall cause Issuer to), at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably and in good faith determines, based on the advice of counsel in the case of the immediately following clause (ii), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(q)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated;

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment; and

(iii)	promptly following the public announcement of any change to the pending merger transaction between Counterparty and Tornier N.V. (including, without limitation, any termination, amendment or modification of the related merger agreement, any change to the consideration for the Shares and/or the withdrawal, or abandonment or discontinuation of, such transaction).

(r)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(s)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(t)

Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed as Hedging Positions in respect of this Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(t), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(u)	Designation of Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(v)	Non-US Merger Transactions. Issuer shall not enter into or consummate any Non-US Merger Transaction (other than the Permitted Tornier Merger Transaction) unless the successor Issuer immediately following such Non-US Merger Transaction repeats to Dealer immediately following such Non-US Merger Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”).

Notwithstanding anything to the contrary in this Confirmation if (a) at or prior to the Tornier Merger Transaction, (1) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which Issuer following such Non-US Merger Transaction is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia (or, solely in the case of the Tornier Merger Transaction, not a Dutch public limited company or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Netherlands), or (2) Counterparty ceases to be a corporation organized under the laws of the United States, any State thereof or the District of Columbia that is Issuer or a wholly-owned subsidiary of Issuer, or (3) Issuer enters into or consummates any Non-US Merger Transaction and does not comply with the requirements of the immediately previous paragraph of this Section 9(v), or (b) after the Tornier Merger Transaction, (1) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which Issuer following such Non-US Merger Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, (2) Counterparty ceases to be a corporation organized under the laws of the United States, any State thereof or the District of Columbia that is a wholly-owned subsidiary of Issuer, or (3) Issuer enters into or consummates any Non-US Merger Transaction and does not comply with the requirements of the immediately previous paragraph of this Section 9(v), then, in any such case of clauses (a) and (b), such transaction or event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

If, at any time following the occurrence of any Non-US Merger Transaction (other than the Permitted Tornier Merger Transaction), Dealer determines in good faith that (x) such Non-US Merger Transaction has had an adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, a “Non-US Merger Event”), then, in either case, Dealer shall give notice to Counterparty of such Non-US Merger Event. Concurrently with delivering such notice, Dealer shall give notice to Counterparty of a Price Adjustment that Dealer reasonably and in good faith determines appropriate to account for the economic effect on the Transaction of such Non-US Merger Event (unless Dealer determines that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Counterparty). Unless Dealer determines in good faith that no Price Adjustment will produce a commercially reasonably result, within one Scheduled Trading Day of receipt of such notice, Counterparty shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer the amount determined by Dealer that corresponds to such Price Adjustment (and, in each case, Counterparty shall repeat the representation set forth in Section 8(f) of this Confirmation (which representation is confirmed to Dealer in writing by Issuer, if other than Counterparty) as of the date of such election). If Counterparty fails to give such notice to Dealer of its election in accordance with the foregoing by the end of that first Scheduled Trading Day, or if Dealer determines that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction (it being understood that in the case of a Non-US Merger Event solely pursuant to clause (x) of the definition thereof, such determination shall constitute an Additional Termination Event only if the relevant adverse effect may have a material impact on Dealer’s rights and obligations under the Transaction, as determined by Dealer in good faith) and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

For the avoidance of doubt, the parties hereto agree and acknowledge that (I) the occurrence of an Non-US Merger Event shall not preclude the occurrence of one or more additional, subsequent Non-US Merger Events and (II) if a Non-US Merger Event occurs, Dealer will determine, in its sole discretion, whether to exercise its rights under the provisions of this Section 9(v) and/or the rights and remedies of Dealer and its affiliates under any other provision of this Confirmation, the Equity Definitions and the Agreement.

(w)	Tax Forms. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service (“IRS”) Form W-9 on or before the date of execution of this Confirmation and will promptly tender an updated IRS Form W-9 or applicable IRS Form W-8 if the previously tendered IRS Form W-9 becomes incorrect as a result of a change in facts. Dealer shall provide Counterparty a valid IRS Form W-9 or applicable IRS Form W-8 on or before the date of execution of this Confirmation and will promptly tender an updated IRS Form W-9 or applicable IRS Form W-8 if the previously tendered IRS Form W-9 or applicable IRS Form W-8 becomes incorrect as a result of a change in facts.

(x)	Certain Withholding Taxes. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any (i) tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations or official guidance issued thereunder (an “871(m) Withholding Tax”) or (ii) tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, an 871(m) Withholding Tax or a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(y)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

(z)	2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol.

(i)

The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section i (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section i:

(A)	Dealer is a Portfolio Data Sending Entity and Company is a Portfolio Data Receiving Entity;

(B)	Dealer and Company may use a Third Party Service Provider, and each of Dealer and Company consents to such use including the communication of the relevant data in relation to Dealer and Company to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(C)	The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Company are New York;

(D)	The provisions in this paragraph shall survive the termination of this Transaction.

(E)	The following are the applicable email addresses.

Portfolio Data:	Dealer: collateral.disputes@db.com

Company: jim.lightman@wmt.com

Notice of discrepancy:	Dealer: collateral.disputes@db.com

Company: jim.lightman@wmt.com

Dispute Notice:	Dealer: collateral.disputes@db.com

Company: jim.lightman@wmt.com

(ii)	NFC Representation Protocol.

(A)

The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 2 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.

(B)	Company confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Company shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(iii)	Transaction Reporting - Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(A)	to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(B)	to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

Counterparty hereby agrees (a) to check this Confirmation and (b) to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile or electronic version of the fully-executed Confirmation at 44 113 336 2009.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Attorney in Fact

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Attorney in Fact

DEUTSCHE BANK SECURITIES INC., acting solely as Agent in connection with the Transaction

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Managing Director

Chairman of the Supervisory Board: Dr. Paul Achleitner.

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and by the Prudential Regulation Authority and subject to limited regulation by the Prudential Regulation Authority and Financial Conduct Authority. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Details about the extent of our authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority are available on request or from https://www.db.com/en/content/eu_disclosures_uk.htm.

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Accepted and confirmed as of the Trade Date:

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Lance A. Berry
Name:	Lance A. Berry
Title:	Senior Vice President and Chief Financial Officer

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